Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-259245-01 on Form S-3 of our report dated February 28, 2024, relating to the consolidated financial statements and financial statement schedule of Evergy Metro, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 28, 2024